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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-54398, 333-07515, 333-43547, 333-56697, 333-32118, 333-62714 and 333-116431
on Form S-8 and Nos. 333-96369, 333-116155 and 333-132151 on Form S-3 of
Metretek Technologies, Inc. (f.k.a. Marcum Natural Gas Services, Inc.) of our report dated March 1, 2006 (which report expresses an unqualified opinion) on the consolidated financial statements of Metretek Technologies, Inc., and our report dated February 6, 2006 (which report expresses an unqualified opinion) on the financial statements of Marcum Midstream 1995-2 Business Trust, appearing in this Annual Report on Form 10-K of Metretek Technologies, Inc. for the year ended December 31, 2005.

/s/ Hein & Associates LLP

HEIN & ASSOCIATES LLP

Denver, Colorado
March 15, 2006